As filed pursuant to Rule 424(b)(5)
Under the Securities Act of 1933
Registration No. 333-140962

 Supplement to Prospectus Supplement dated July 27, 2007
 (To Prospectus dated July 27, 2007)

$579,826,100
(Approximate)

CWALT, INC.
Depositor

Sponsor and Seller

Countrywide Home Loans Servicing LP
Master Servicer

Alternative Loan Trust 2007-OH3
Issuing Entity

Mortgage Pass-Through Certificates, Series 2007-OH3

This Supplement revises the Prospectus Supplement dated July 27, 2007 to the Prospectus dated July 27, 2007 with respect to the above-captioned certificates as follows:

1.  The second paragraph on page S-8 is replaced in its entirety with the following paragraph:

The swap fee payable to the Class A-1-B swap counterparty on each distribution date prior to the Class A-1-B swap contract termination date is an amount equal to the lesser of (1) the sum of (x) product of (a) either (i) 0.07% for any distribution date on or before the optional termination date or (ii) 0.14% for any distribution date after the optional termination date, (b) the class certificate balance of the Class A-1-B Certificates immediately prior to such distribution date and (c) the actual number of days in the accrual period divided by 360, and (y) the excess, if any, of the amount calculated pursuant to clause (x) above on prior distribution dates over the amount actually paid to the Class A-1-B swap account on prior distribution dates and (2) interest funds remaining after giving effect to any net certificate swap payment on that distribution date.

2.  The last paragraph on page S-81 is replaced in its entirety with the following paragraph:

With respect to any Distribution Date prior to the termination of the Class A-1-B Swap Contract, the “Class A-1-BSwap Fee” will equal the lesser of (1) the sum of (x) the product of (a) either (i) 0.07% for any Distribution Date occurring on or prior to the Optional Termination Date or (ii) 0.14% for any Distribution Date occurring after the Optional Termination Date, (b) the Class Certificate Balance of the Class A-1-B Certificates immediately prior to such Distribution Date and (c) the actual number of days in the related Accrual Period divided by 360, and (y) the excess, if any, of the amount calculated pursuant to clause (x) above on prior Distribution Dates over the amount actually paid to the Class A-1-B Swap Account on prior Distribution Dates and (2) Interest Funds remaining after giving effect to any Net Certificate Swap Payment on that Distribution Date.

Countrywide Securities Corporation

The date of the Supplement is August 7, 2007